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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                               EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 AND
FOR THE YEAR ENDED DECEMBER 2003

                                    First Quarter    First Quarter
                                     March 31,        March 31,
BASIC                                   2004             2003
                                    _____________    _____________
Earnings:
    Income applicable to common
      stock                          $1,660,948       $1,309,552
                                    ============     ============
Shares:
    Weighted average number of
      common shares outstanding       3,184,337        3,178,879
                                    ============     ============
Earnings per common share:
    Income applicable to common
      stock                               $0.52            $0.41
                                    ============     ============

DILUTED

Earnings:
    Net income                       $1,660,948       $1,309,552
                                    ============     ============
Weighted average number of
    common shares outstanding         3,184,337        3,178,879

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the
      average issue price               149,816           90,063
                                    ____________     ____________
    Weighted average number of
      common shares outstanding,
      as adjusted                     3,334,153        3,268,942
                                    ============     ============

Fully diluted earnings per common
  share                                   $0.50            $0.40
                                    ============     ============


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